ASSIGNMENT AND ASSUMPTION OF SUB-ADVISORY AGREEMENT


     This Assignment and Assumption Agreement is entered into this 19th day of December, 2003 by and among Aquila Management Corporation ("Former
Adviser"), a New York corporation, Kirkpatrick Pettis Investment Management, Inc. (formerly known as KPM Investment Management, Inc.) (the "Sub-Adviser"), and Aquila Investment Management LLC ("New Adviser"), a Delaware limited liability company.

     WHEREAS, pursuant to an Advisory and Administrative Agreement dated as of August 28, 2000 (as from time to time amended or supplemented, the "Management Agreement"), Tax-Free Fund of Colorado, a registered management investment company (the "Fund"), has retained Former Adviser to provide investment management services to the Fund;

     WHEREAS, pursuant to a Sub-Advisory Agreement dated as of August 28, 2000 (as from time to time amended or supplemented, the "Sub-Advisory Agreement"), Former Adviser has retained Sub-Adviser to provide portfolio management services to the Fund;

     WHEREAS, Sub-Adviser is, and at the time of the effectiveness of the Assignment (as defined in numbered paragraph 1 below), New Adviser will be, registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 and the rules and regulations thereunder, as amended from time to time;

     WHEREAS, both the Board of Trustees of the Fund and Former Adviser desire that Former Adviser be replaced as the Fund's investment manager by New Adviser in a transaction which does not result in a change of actual control or management in accordance with Rule 2a-6 of the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, New Adviser desires that Sub-Adviser continue to provide portfolio management services to the Fund on the same terms and conditions under which it currently provides such services; and

     WHEREAS, Former Adviser desires to assign its rights, duties and responsibilities under the Sub-Advisory Agreement to New Advisor, New Advisor wishes to assume such rights, duties and responsibilities, each subject to the terms and conditions of this Agreement, and Sub-Adviser wishes to consent to such assignment and assumption;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Assignment and Assumption. Subject to the terms and conditions contained herein, Former Adviser hereby assigns to New Adviser all of Former Adviser's rights, duties and obligations under the Sub-Advisory Agreement (the "Assignment"), New Adviser accepts such Assignment and hereby assumes all such rights, duties, and obligations under the Sub-Advisory Agreement, and Sub-Advisor consents to such Assignment. Any procedures established from time to time by agreement between Former Adviser and Sub-Adviser are hereby adopted by New Adviser, subject to the terms and conditions contained herein and subject to amendment by mutual agreement of New Adviser and Sub-Adviser.

     2. Term. The Assignment shall become effective at 12:01 A.M. on January 1, 2004 and shall extend for so long as the terms specified in Section 5 of the Sub-Advisory Agreement are satisfied or until terminated in accordance with said
Section 5.

     3. No Termination. The parties agree that the Assignment shall not constitute an "assignment" of the Sub-Advisory Agreement for purposes of Section 5 of the Sub-Advisory Agreement or the 1940 Act, and that the Sub-Advisory Agreement, as assigned by this Assignment and Assumption of Sub-Advisory Agreement, shall remain in full force and effect after the Assignment.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and
Assumption Agreement to be executed as of the day and year first above written.


ATTEST:                                     AQUILA MANAGEMENT
                                            CORPORATION


   /s/ Rosa Valentin                            /s/ Diana P. Herrmann
____________________________                By:______________________
Name:   Rosa Valentin                          Name: Diana P. Herrmann
                                               Title: President


                                            KIRKPATRICK PETTIS INVESTMENT
                                            MANAGEMENT, INC.

   /s/ Brent A. Boyce                         /s/ Rodney D. Cerny
___________________________                 By:______________________
Name: Brent A. Boyce                         Name: Rodney D. Cerny
                                               Title: President




                                            AQUILA INVESTMENT
                                            MANAGEMENT LLC


   /s/ Rosa Valentin                            /s/ Diana P. Herrmann
____________________________                By:______________________
Name:   Rosa Valentin                          Name: Diana P. Herrmann
                                               Title: President




ACCEPTED AND CONSENTED TO:

TAX-FREE FUND OF COLORADO

    /s/ Joseph P. DiMaggio
By:_________________________
Name:  Joseph P. DiMaggio
Title: Chief Financial Officer and Treasurer